Exhibit 99.1
NEWS RELEASE
THE HARTFORD REPORTS SECOND QUARTER 2010 NET INCOME OF
$76 MILLION, COMPARED TO NET LOSS OF $15 MILLION IN PRIOR YEAR
•	Adjusted core earnings* of $460 million, or $0.92 per diluted share, excluding impact of DAC unlock charge, elevated P&C catastrophe losses, P&C prior year reserve development and goodwill impairment all of which totaled $0.75 per share

•	Net pre-tax unrealized losses declined 51% from March 31, 2010 to $1.5 billion at end of second quarter

•	Book value per common share of $41.29, up 6% sequentially

•	Revenues increased 3% over prior year period, excluding trading securities and realized capital gains/losses

•	Company executing on go-forward strategy; completes organizational restructure
HARTFORD, Conn., August 4, 2010 — The Hartford Financial Services Group, Inc. (NYSE:HIG) today reported second quarter 2010 net income of $76 million, or $0.14 per diluted share. In the second quarter of 2009, the company reported a net loss of $15 million, or $(0.06) per diluted share. Core earnings* for the second quarter of 2010 were $92 million, or $0.17 per diluted share, compared with core earnings of $622 million, or $1.90 per diluted share, for the prior year period. Excluding the effects of the second quarter 2010 DAC unlock charge, goodwill impairment, elevated P&C catastrophe losses, and P&C prior year reserve development, core earnings were $460 million, or $0.92 per diluted share.
“The Hartford performed well, reporting another quarter of profitability in spite of market volatility, higher than expected catastrophes and several one-time events,” said Liam E. McGee, The Hartford’s Chairman, President and Chief Executive Officer. “Book value per share grew 6% sequentially and net unrealized losses declined by more than 50%. The company showed good sales momentum in many segments. Small commercial written premium* grew 3% over the prior year with strong profitability in a competitive market. Sales and deposits meaningfully increased from 2009 levels in the mutual funds, retirement plans and life insurance businesses.”

“We are executing on our strategy and seeing encouraging signs. We have fully transitioned to a new organizational structure, enabling us to increase the focus on customers, simplify The Hartford and drive efficiencies throughout the businesses. Sales, distribution and operational initiatives are underway to maximize shareholder value and deliver sustainable, profitable growth,” added McGee.
SECOND QUARTER 2010 FINANCIAL RESULTS

	Quarterly Results
(in millions except per share data)	2Q ‘10	2Q ‘09	Change
Net income (loss)	$76	$(15)	NM
Net income (loss) available to common shareholders per diluted share	$0.14	$(0.06)	NM
Core earnings	$92	$622	(85%)
Core earnings available to common shareholders per diluted share*	$0.17	$1.90	(91%)
Book value per common share	$41.29	$32.20	28%
Book value per common share (ex. AOCI)*	$44.39	$52.44	(15%)
The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful.
The company’s second quarter 2010 core earnings included the effect of the following items, which amounted to a core earnings reduction of $0.75 per diluted share in total (all numbers are after-tax):
•	DAC unlock charge of $168 million, or $0.34 per diluted share, driven by equity market declines in the quarter;

•	Current accident year P&C catastrophe losses were $87 million, or $0.18 cents per diluted share, higher than budgeted;

•	A charge of $110 million, or $0.22 per diluted share, to increase net asbestos reserves in connection with the company’s annual reserve study;

•	A benefit of $97 million, or $0.19 per diluted share, from net prior year reserve development in P&C ongoing operations; and

•	A goodwill impairment charge of $100 million, or $0.20 per diluted share, for Federal Trust Bank, the thrift acquired by the company in 2009.

PROPERTY AND CASUALTY OPERATIONS
Second Quarter 2010 Highlights:
•	Ongoing operations profitability remains strong, with net income of $261 million and a current accident year combined ratio of 93.5%, excluding catastrophes

•	Small commercial had another strong quarter as new business growth and rate increases drove written premium up 3% over the second quarter of 2009

•	Current accident year catastrophes of $229 million, pre-tax, or 9.5% of earned premium, driven by severe storms in the Midwest

•	Focused execution on growth initiatives drove underlying premium drivers in small commercial and middle market, with policy count retention rate up 2% over second quarter 2009 levels and renewal written pricing running positive for the second consecutive quarter

•	Other operations results reflected a net asbestos reserve increase of $169 million, pre-tax

•	Net prior year reserve releases in ongoing operations of $149 million, pre-tax
Property and casualty net income was $188 million for the second quarter of 2010, compared with $173 million for the prior year period. The second quarter of 2010 included a net realized capital gain of $26 million, after-tax, compared with a net realized capital loss of $41 million, after-tax, for the prior year period. Core earnings were $161 million for the second quarter of 2010, compared with $212 million in the prior year period.
During the second quarter of 2010, the company’s annual ground-up review of its asbestos liabilities revealed increases in claim severity and expense. As a result, the company increased net asbestos reserves by $169 million, pre-tax. Second quarter 2010 results also included $149 million, pre-tax, of net prior year reserve releases across a number of lines of business within ongoing operations, compared with $59 million for the prior year period.
Written premiums for the second quarter of 2010 were $2.42 billion, compared with $2.46 billion in the prior year period. Growth in small commercial premium was offset by decreased new business in personal lines due to the company’s rate and underwriting actions, as well as reduced middle market premium resulting from the effects of the weak economy on insurance exposures. The Hartford continued to maintain pricing discipline in the second quarter, reporting a renewal written pricing increase of 3% in small commercial and slightly positive renewal written pricing in middle market. Policies-in-force trended favorably, with small commercial policies-in-force up 4% over the prior year period and 2% sequentially. Middle market policies-in-force were up 1% sequentially.
The second quarter 2010 combined ratio for ongoing operations, including catastrophes and prior year development, was 96.8%, compared with 93.7% in the prior year period. Excluding catastrophes, the current accident year combined ratio for ongoing operations for the second quarter of 2010 was 93.5%, compared with 90.4% for the prior year period.

Combined Ratio for Ongoing Operations (excluding prior year development and catastrophes):

	2Q ‘10	2Q ‘09
Personal Lines	93.2%	89.8%
Small Commercial	85.9%	83.4%
Middle Market	98.2%	92.1%
Specialty Commercial	103.8%	103.4%
Ongoing Operations	93.5%	90.4%
LIFE OPERATIONS
Second Quarter 2010 Highlights:
•	Net income of $88 million marks third consecutive quarter of profitability

•	Retirement plans deposits were $2.0 billion, up 12% over the prior year period

•	Mutual fund deposits were $4.3 billion, up 11% over the prior year period on a comparable basis

•	Life insurance reported record core earnings, excluding DAC unlock, of $55 million, driven by favorable mortality
Life reported net income of $88 million for the second quarter of 2010, compared with net income of $176 million for the prior year period. Second quarter 2010 net income included a DAC unlock charge of $230 million, after-tax, compared with a DAC unlock benefit of $360 million, after-tax, for the prior year period.
Core earnings for the second quarter of 2010 were $131 million, compared with core earnings of $493 million for the prior year period. Second quarter 2010 core earnings included a DAC unlock charge of $168 million, after-tax, compared with a DAC unlock benefit of $358 million, after-tax, for the prior year period. Excluding the impact of DAC unlocks, core earnings grew 121% over the prior year period.
Assets Under Management* (in billions)

	June 30, 2010	June 30, 2009	Change
Global Annuity — U.S.	$88.5	$87.6	1%
Global Annuity — Japan	$33.4	$33.7	(1%)
Mutual Funds**	$88.2	$80.9	9%
Retirement Plans	$43.8	$38.8	13%
Institutional	$55.0	$60.2	(9%)

**	Beginning with the first quarter of 2010, investment-only mutual funds, Canadian mutual funds and proprietary mutual funds assets and results were transferred to the Mutual Funds business for reporting purposes on a prospective basis. The chart above provides the 2009 mutual fund account values on a pro forma basis. Proprietary mutual fund assets of $39.4 billion and $40.6 billion in years 2010 and 2009, respectively, are included in mutual funds and in other segments to the extent that they generate earnings for those segments. The primary drivers of the increase in mutual fund account values were the improvement in equity market levels year-over-year and deposits in retail mutual funds.

INVESTMENTS
Second Quarter 2010 Highlights:
•	Pre-tax net investment income, excluding trading securities, increased 13% over the prior year period, primarily driven by a $179 million improvement in returns on limited partnerships and other alternative investments

•	Net pre-tax unrealized loss on securities declined 51% from the end of March 2010 to $1.5 billion at June 30, 2010

•	Pre-tax impairment losses and net additions to the mortgage loan loss reserve continued to decline from previous quarters and totaled $148 million

•	Continued to reduce risk in the investment portfolio by decreasing commercial real estate exposures by approximately $800 million during the quarter
The Hartford’s total invested assets, excluding trading securities, were $97.9 billion as of June 30, 2010, compared with $90.5 billion as of June 30, 2009. Net investment income, excluding trading securities, was $1.15 billion, pre-tax, in the second quarter of 2010, a 13% increase over the prior year period.
The net pre-tax unrealized loss on investments was $1.5 billion as of June 30, 2010, compared with $3.2 billion as of March 31, 2010. The improvement was primarily driven by improved security valuations due to declining interest rates which more than offset spreads that modestly widened across virtually all fixed maturity asset classes.
Impairments and the net increase to the mortgage loan loss reserve totaled $148 million, pre-tax, in the second quarter of 2010. The majority of the impairments were the result of deteriorating collateral performance on structured commercial real estate-related securities, primarily CMBS. The mortgage loan loss reserve increase resulted primarily from a valuation allowance established on a single mezzanine-level loan.
The Hartford continued to reduce investment portfolio risk during the second quarter of 2010, reducing its net commercial real estate-related holdings by about $800 million, as market prices improved. During the quarter the company purchased $2.1 billion of investment-grade corporate debt with a focus on consumer non-cyclical, utility, industrial and financial companies.

2010 GUIDANCE
Based on the assumptions below, The Hartford currently expects 2010 core earnings per diluted share to be between $2.10 and $2.30. The previous guidance was a range of $2.70 to $3.00. The guidance contained within this news release is subject to unusual or unpredictable benefits or charges that might occur in 2010, as well as factors noted below. Historically, the company has frequently experienced unusual or unpredictable benefits and charges that were not anticipated in previously provided guidance.
This guidance assumes the following:
•	U.S. equity markets produce an annualized return of 9.0% (including 7.2% stock appreciation and 1.8% dividends) from the S&P 500 level of 1,102 on July 30, 2010;

•	This guidance incorporates no estimate of the effect of unlocks for the remaining two quarters of 2010 of the account values and related assumptions underlying the company’s estimate of future gross profits used in the determination of certain asset and liability balances, principally life deferred acquisition costs;

•	A pre-tax underwriting loss of $206 million from other operations in property and casualty. In the last several years, underwriting losses in other operations have differed materially from the assumptions incorporated in guidance;

•	A property and casualty catastrophe ratio of 4.75% to 5.25%;

•	An annualized yield on limited partnerships and other alternative investments of 0% for the remaining two quarters of 2010. In the last several years, yields have differed materially from the assumptions incorporated in guidance; and

•	Diluted weighted average shares of common stock outstanding of approximately 481 million for 2010.
The economy and market conditions remain uncertain and persistent stress in financial markets and recessionary global economic conditions increase the likelihood that the company’s 2010 earnings guidance will turn out to be incorrect. The company’s actual experience in 2010 will almost certainly differ from many of the assumptions described above, and investors should consider the risks and uncertainties that may cause the company’s actual results to differ, potentially materially, from the 2010 earnings guidance, including, but not limited to, those set forth in the discussion of forward looking statements at the end of this release and the risk factors included in the company’s quarterly reports on Form 10-Q for the quarters ended June 30, 2010 and March 31, 2010, and the annual report on Form 10-K for the year ended December 31, 2009.

CONFERENCE CALL
The Hartford will discuss its second quarter 2010 results in a conference call on Thursday, August 5th at 10:00 a.m. EDT. The call, along with a slide presentation, can be simultaneously accessed through The Hartford’s Web site at ir.thehartford.com.
More detailed financial information can be found in The Hartford’s Investor Financial Supplement for the second quarter of 2010, which is available on The Hartford’s Web site, ir.thehartford.com.
ABOUT THE HARTFORD
Celebrating 200 years of helping its customers achieve what’s ahead, The Hartford (NYSE: HIG) is an insurance and wealth management company. Through its unique focus on customer needs, the company serves businesses and consumers by providing the products and solutions they need to protect their assets and income from risks and manage their wealth and retirement needs. A Fortune 100 company, The Hartford is recognized widely for its service expertise and as one of the world’s most ethical companies. More information on the company and its financial performance is available at www.thehartford.com.

HIG-F

Media Contact(s):	Investor Contact(s):
Shannon Lapierre	Rick Costello
860-547-5624	860-547-8480
shannon.lapierre@thehartford.com	richard.costello@thehartford.com

Debora Raymond	JR Reilly
860-547-9613	860-547-9140
debora.raymond@thehartford.com	jr.reilly@thehartford.com

*	Denotes financial measures not calculated based on generally accepted accounting principles (“non-GAAP”). More information is provided in the Discussion of Non-GAAP and Other Financial Measures section below.
DISCUSSION OF NON-GAAP AND OTHER FINANCIAL MEASURES
The Hartford uses non-GAAP and other financial measures in this press release to assist investors in analyzing the company’s operating performance for the periods presented herein. Because The Hartford’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford’s non-GAAP and other financial measures to those of other companies.
The Hartford uses the non-GAAP financial measure core earnings (loss) as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings (loss) provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in the company’s insurance and financial services businesses that may be obscured by the net effect of certain realized capital gains and losses. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of the company’s business.

Accordingly, core earnings (loss) excludes the effect of all realized gains and losses (net of tax and the effects of deferred policy acquisition costs) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to the company’s insurance operations, so core earnings (loss) includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the statement of operations such as net investment income (loss). Net income (loss) is the most directly comparable GAAP measure. Core earnings (loss) should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) and core earnings (loss) when reviewing the company’s performance. A reconciliation of net income (loss) to core earnings (loss) for the three and six months ended June 30, 2009 and 2010 is set forth in the results by segment table. The 2010 earnings guidance presented in this release is based in part on core earnings (loss). A quantitative reconciliation of The Hartford’s net income (loss) to core earnings (loss) is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses, which typically vary substantially from period to period.
Core earnings (loss) per share is calculated based on the non-GAAP financial measure core earnings (loss). The Hartford believes that the measure core earnings (loss) per share provides investors with a valuable measure of the company’s operating performance for many of the same reasons applicable to its underlying measure, core earnings (loss). Net income (loss) per share is the most directly comparable GAAP measure. Core earnings (loss) per share should not be considered as a substitute for net income (loss) per share and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) per share and core earnings (loss) per share when reviewing the company’s performance. A reconciliation of net income (loss) per share to core earnings (loss) per share for the three and six months ended June 30, 2009 and 2010 is set forth on page C-8 of The Hartford’s Investor Financial Supplement for the second quarter of 2010.
Adjusted core earnings for the second quarter of 2010 is calculated based on the non-GAAP financial measure core earnings (loss), as adjusted to eliminate the effect of the following second quarter 2010 items: DAC unlock charge, goodwill impairment, higher-than-budgeted P&C catastrophe losses, and ongoing P&C net prior year reserve development. The Hartford believes that the measure adjusted core earnings (loss) provides investors with a valuable measure of the company’s operating performance in the second quarter of 2010 for the same reasons applicable to its underlying measure, core earnings (loss), with the further benefit of eliminating the impact of a number of particularly volatile items that would otherwise obscure the financial performance of the Company’s insurance and financial services businesses in the second quarter of 2010. Net income (loss) is the most directly comparable GAAP measure. Adjusted core earnings should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) and adjusted core earnings when reviewing the company’s performance. A reconciliation of net income to core earnings for the three months ended June 30, 2010 is set forth on page C-8 of The Hartford’s Investor Financial Supplement for the second quarter of 2010. A further reconciliation of core earnings to adjusted core earnings for the three months ended June 30, 2010 is set forth herein.

Adjusted core earnings per share for the second quarter of 2010 is calculated based on the non-GAAP financial measure adjusted core earnings. The Hartford believes that the measure adjusted core earnings per share provides investors with a valuable measure of the company’s operating performance for the same reasons applicable to its underlying measure, adjusted core earnings. Net income (loss) per share is the most directly comparable GAAP measure. Adjusted core earnings per share should not be considered as a substitute for net income (loss) per share and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) per share and adjusted core earnings per share when reviewing the company’s performance. A reconciliation of net income per share to core earnings per share for the three months ended June 30, 2010 is set forth on page C-8 of The Hartford’s Investor Financial Supplement for the second quarter of 2010. A further reconciliation of core earnings per share to adjusted core earnings per share for the three months ended June 30, 2010 is set forth herein.
Written premium is a statutory accounting financial measure used by The Hartford as an important indicator of the operating performance of the company’s property and casualty operations. Because written premium represents the amount of premium charged for policies issued, net of reinsurance, during a fiscal period, The Hartford believes it is useful to investors because it reflects current trends in The Hartford’s sale of property and casualty insurance products. Earned premium, the most directly comparable GAAP measure, represents all premiums that are recognized as revenues during a fiscal period. The difference between written premium and earned premium is attributable to the change in unearned premium reserves. A reconciliation of written premium to earned premium for the three and six months ended June 30, 2009 and 2010 is set forth on page PC-2 of The Hartford’s Investor Financial Supplement for the second quarter of 2010.
Book value per common share excluding accumulated other comprehensive income (“AOCI”) is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders’ equity excluding AOCI, net of tax, by (b) common shares outstanding. The Hartford provides book value per common share excluding AOCI to enable investors to analyze the amount of the company’s net worth that is primarily attributable to the company’s business operations. The Hartford believes book value per common share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per common share is the most directly comparable GAAP measure. A reconciliation of book value per common share to book value per common share excluding AOCI as of June 30, 2009 and 2010 is set forth in the results by segment table.
Assets under management is an internal performance measure used by The Hartford because a significant portion of the company’s revenues are based upon asset values. These revenues increase or decrease with a rise or fall, correspondingly, in the level of assets under management. Assets under management are comprised of account values for Global Annuity — U.S., Global Annuity — Japan, Retirement Plans and Institutional and mutual fund assets. Account values include policyholders’ balances for investment contracts and reserves for future policy benefits for insurance contracts. Mutual funds are owned by the shareholders of those funds and not by the Company. As such, the mutual fund assets and liabilities and related investment returns are not reflected in the Company’s consolidated financial statements since they are not assets, liabilities and operations of the Company.

The Hartford’s management evaluates profitability of the Personal Lines, Small Commercial, Middle Market and Specialty Commercial underwriting segments primarily on the basis of underwriting results. Underwriting results is a before-tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting results are influenced significantly by earned premium growth and the adequacy of The Hartford’s pricing. Underwriting profitability over time is also greatly influenced by The Hartford’s underwriting discipline, which seeks to manage exposure to loss through favorable risk selection and diversification, its management of claims, its use of reinsurance and its ability to manage its expense ratio, which it accomplishes through economies of scale and its management of acquisition costs and other underwriting expenses. The Hartford believes that underwriting results provides investors with a valuable measure of before-tax profitability derived from underwriting activities, which are managed separately from the company’s investing activities. Underwriting results are presented for Ongoing Operations, Other Operations and total Property and Casualty in The Hartford’s Investor Financial Supplement. A reconciliation of underwriting results to net income (loss) for total Property and Casualty, Ongoing Operations and Other Operations is set forth on pages PC-2, PC-3 and PC-11 of The Hartford’s Investor Financial Supplement for the second quarter of 2010.
A catastrophe is a severe loss, resulting from natural or man-made events, including fire, earthquake, windstorm, explosion, terrorist attack and similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance, and therefore their effects are not included in earnings or losses and loss adjustment expense reserves prior to occurrence. The Hartford believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings.
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements we make regarding our future results of operations and our guidance for 2010 core earnings per diluted share. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include risks and uncertainties related to the Company’s current operating environment, which reflects continued volatility in financial markets, constrained capital and credit markets and uncertainty about the strength of an economic recovery and the impact of U.S. and other governmental stimulus, budgetary and legislative initiatives, and whether management’s efforts to identify and address these risks will be timely and effective; risks associated with our continued execution of steps to realign our business and reposition our investment portfolio, including the potential need to take other actions, such as divestitures; market risks associated with our business, including changes in interest rates, credit spreads, equity prices, foreign exchange rates, as well as challenging or deteriorating conditions in key sectors such as the commercial real estate market, that have pressured our results and are expected to continue to do so in 2010; potential volatility in our earnings resulting from our recent adjustment of our risk management program to emphasize protection of statutory surplus; the impact on our statutory capital of various factors, including many that are outside the Company’s control, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with downgrades in the Company’s financial strength and credit ratings or negative rating actions relating to our investments; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the valuation of the Company’s financial instruments that could result in changes to investment valuations; the subjective determinations that underlie the Company’s evaluation of other-than-temporary impairments on available-for-sale securities; losses due to nonperformance or defaults by others; the potential for further acceleration of DAC amortization; the potential for further impairments of our goodwill and the potential for establishing valuation allowances against deferred tax assets; the possible occurrence of terrorist attacks and the Company’s ability to contain its exposure, including the effect of the absence or insufficiency of applicable terrorism legislation on coverage; the difficulty in predicting the Company’s potential exposure for asbestos and environmental claims; the possibility of a pandemic or other man-made disaster that may adversely affect the Company’s businesses and cost and availability of reinsurance; weather and other natural physical events, including the severity and frequency of storms, hail, snowfall and other winter conditions, natural disasters such as hurricanes and earthquakes, as well as climate change, including effects on weather patterns, greenhouse gases, sea, land and air temperatures, sea levels, rain and snow; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the Company against losses; the possibility of unfavorable loss development; actions by our competitors, many of which are larger or have greater financial resources than we do; the restrictions, oversight, costs and other consequences of being a savings and loan holding company, including from the supervision, regulation and examination by the Office of Thrift Supervision, and in the future, as a result of the enactment of the Dodd-Frank Act of 2010 (the “Dodd-Frank Act”), The Federal Reserve and the Office of the Controller of the Currency as regulator of Federal Trust Bank, and arising from our participation in the Capital Purchase Program (the “CPP”), under the Emergency Economic Stabilization Act of 2008, certain elements of which will continue to apply to us for so long as the U.S. Department of the Treasury holds the warrant or shares of our common stock received on exercise of the warrant that we issued as part of our participation in the CPP; the potential effect of domestic and foreign regulatory developments, including those that could adversely impact the demand for the Company’s products, operating costs and required capital levels, including changes to statutory reserves and/or risk-based capital requirements related to secondary guarantees under universal life and variable annuity products; the cost and other effects of increased regulation as a result of the Dodd-Frank Act which will, among other effects, (i) affect our ability to manage our general account by limiting or eliminating investments in certain private equity and hedge funds and (ii) impose new minimum capital standards on a consolidated basis for holding companies that, like us, control insured depository institutions; the Company’s ability to distribute its products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; the ability of the Company’s subsidiaries to pay dividends to the Company; the Company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; the Company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster or other unanticipated event; the risk that our framework for managing risks may not be effective in mitigating risk and loss to us that could adversely affect our businesses; the potential for difficulties arising from outsourcing relationships; the impact of potential changes in federal or state tax laws, including changes affecting the availability of the separate account dividend received deduction; the impact of potential changes in accounting principles and related financial reporting requirements; the Company’s ability to protect its intellectual property and defend against claims of infringement; unfavorable judicial or legislative developments; and other risks and uncertainties discussed in The Hartford’s Quarterly Reports on Form 10-Q, the 2009 Annual Report on Form 10-K and other filings The Hartford makes with the Securities and Exchange Commission. Any forward-looking statement made by us in this release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.
— financial tables follow —

A reconciliation of core earnings and core earnings per diluted common share to adjusted core earnings, for the three months ended June 30, 2010 is set forth below.

Three Months Ended
June 30,
(in millions, except for per share data)	2010
Core earnings available to common shareholders	$81
Add: Impact of assumed conversion of preferred shares to common	11

Core earnings available to common shareholders and assumed conversion of preferred shares	92
Less: DAC Unlock charge	(168)
Less: Current accident year P&C catastrophe losses higher than budgeted	(87)
Less: Net asbestos reserve strengthening	(110)
Less: Net prior year reserve releases in P&C ongoing operations	97
Less: Goodwill impairment charge	(100)

Core earnings, as adjusted for the foregoing items	$460

Weighted average common shares outstanding and dilutive potential common shares (diluted), before assumed conversion of preferred shares	480.2
Dilutive effect of assumed conversion of MCP	20.8

Weighted average common shares outstanding and dilutive potential common shares (diluted) and assumed conversion of preferred shares	501.0

Diluted earnings (losses) per common share
Core earnings (losses) available to common shareholders	$0.17
Less: DAC Unlock charge	(0.34)
Less: Current accident year P&C catastrophe losses higher than budgeted	(0.18)
Less: Net asbestos reserve strengthening	(0.22)
Less: Net prior year reserve releases in P&C ongoing operations	0.19
Less: Goodwill impairment charge	(0.20)

Core earnings, as adjusted for the foregoing items	$0.92

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
RESULTS BY SEGMENT
(in millions except per share data)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2009	2010	Change	2009	2010	Change
LIFE
Global Annuity — U.S.	$188	$(107)	NM	$(558)	$46	NM
Global Annuity — International	119	2	(98%)	(174)	25	NM
Retirement	(36)	37	NM	(122)	57	NM
Individual Life	16	95	NM	(2)	111	NM
Group Benefits	14	48	NM	83	99	19%
Institutional	(66)	(1)	98%	(240)	(89)	63%
Other	(59)	14	NM	(69)	25	NM

Total Life net income (loss)	176	88	(50%)	(1,082)	274	NM
Less: Net realized capital losses, after-tax and DAC [1] [2]	(317)	(43)	86%	(194)	(222)	(14%)

Total Life core earnings (losses)	493	131	(73%)	(888)	496	NM

PROPERTY & CASUALTY
Ongoing Operations
Ongoing Operations Underwriting Results
Personal Lines	(10)	(73)	NM	65	(19)	NM
Small Commercial	74	62	(16%)	161	145	(10%)
Middle Market	56	(22)	NM	125	(10)	NM
Specialty Commercial	36	111	NM	59	163	176%

Total Ongoing Operations underwriting results	156	78	(50%)	410	279	(32%)
Net servicing income	7	10	43%	15	17	13%
Net investment income	239	298	25%	424	566	33%
Other expenses	(48)	(53)	(10%)	(98)	(107)	(9%)
Net realized capital gains (losses)	(80)	16	NM	(369)	(20)	95%
Income tax expense	(52)	(88)	(69%)	(49)	(236)	NM

Ongoing Operations net income	222	261	18%	333	499	50%

Other Operations
Other Operations net loss	(49)	(73)	(49%)	(48)	(54)	(13%)

Total Property & Casualty net income	173	188	9%	285	445	56%
Less: Net realized capital gains (losses), after-tax [1] [2]	(39)	27	NM	(248)	(20)	92%

Total Property & Casualty core earnings	212	161	(24%)	533	465	(13%)

CORPORATE
Total Corporate net loss	(364)	(200)	45%	(427)	(324)	24%

CONSOLIDATED

Net income (loss)	(15)	76	NM	(1,224)	395	NM
Less: Net realized capital losses, after-tax and DAC [1][2]	(637)	(16)	97%	(671)	(242)	64%

Core earnings (losses)	$622	$92	(85%)	$(553)	$637	NM

PER SHARE DATA
Diluted earnings per share
Net income (loss)	$(0.06)	$0.14	NM	$(3.80)	$(0.24)	94%
Core earnings (losses)	$1.90	$0.17	(91%)	$(1.72)	$0.31	NM
Book value per common share
Book value per common share (including AOCI)	$32.20	$41.29	28%
Per share impact of AOCI	$(20.24)	$(3.10)	85%
Book value per common share (excluding AOCI)	$52.44	$44.39	(15%)

[1]	Includes those net realized capital gains and losses not included in core earnings. See discussion of Non-GAAP and Other Financial Measures section of this release.

[2]	In Life, net realized capital losses, after-tax and DAC, includes DAC amortization (benefit) of $174, $47, $379, and $(16) for the three and six months ended June 30, 2009 and 2010, respectively. In Life, net realized capital losses, after-tax and DAC, includes tax benefit of $(177), $(28), $(122) and $(20) for the three and six months ended June 30, 2009 and 2010, respectively. In P&C, net realized capital gains (losses), after-tax, includes tax expense (benefit) of $(35), $12, $(146) and $21 for the three and six months ended June 30, 2009 and 2010, respectively. Consolidated net realized capital losses, after-tax and DAC, includes DAC amortization (benefit) of $174, $47, $379, and $(16) for the three and six months ended June 30, 2009 and 2010, respectively. Consolidated net realized capital gains, after-tax and DAC, includes tax expense (benefit) of $(205), $(16), $(271) and $1 for the three and six months June 30, 2009 and 2010, respectively.
The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful

The Hartford
2010 Fiscal Year Guidance
Core Earnings Per Diluted Share of $2.10 - $2.30*

	2010 Written Premium	2010
Property and Casualty	Growth Compared to 2009	Combined Ratio*
Ongoing Operations	(1%) - 2%	91.5% - 94.5%

Personal Lines	(2%) - 1%	91.5% - 94.5%
Auto	(3.5%) - (0.5%)
Homeowners	1% - 4%

Small Commercial	1.5% - 4.5%	85.5% - 88.5%

Middle Market	(5%) - (2%)	96.5% - 99.5%

Specialty Commercial	2% - 5%	99% - 102%

*	Excludes catastrophes and prior-year development

Life	Deposits	Net Flows	Core Earnings ROA[1]
U.S. Individual Annuity			34 - 38 bps
Variable Annuity	$1.25 - $1.75 Billion	($10.0) - ($9.0) Billion
Fixed Annuity	$250 - $750 Million	($1.0) Billion - ($500) Million

Japan Annuity			60 - 66 bps

Mutual Funds	$15.5 - $17.5 Billion*	$3.25 - $5.25 Billion*	8 - 12 bps

* Deposits and Net Flows guidance excludes Insurance product mutual funds.

Retirement Plans	$8.0 - $9.0 Billion	$1.0 - $1.5 Billion	6 - 11 bps

Group Benefits
Fully Insured Premiums*	$4.0 - $4.2 Billion
Loss Ratio	73% - 76%
Expense Ratio	26% - 28%

* Guidance for fully insured premiums excludes buyout premiums and premium equivalents.

Individual Life
After-tax Margin, excluding DAC unlocks*	13% - 15%
* Guidance on after-tax margin is core earnings divided by total core revenue.

[1]	ROA outlooks exclude impact of DAC unlocks

*	Based on 2010 guidance assumptions outlined in the “2010 GUIDANCE” section of the news release.